Exhibit 8.1

[LETTERHEAD OF APPLEBY SPURLING HUNTER]

Intelsat Subsidiary Holding Company Ltd. 90 Pitts Bay Road Pembroke HM 08 Bermuda

3 November 2005

Dear Sirs

Intelsat Subsidiary Holding Company Ltd. (the “Company”), Intelsat, Ltd.

and Intelsat (Bermuda), Ltd. (the “Bermuda Guarantors”)

The Company has requested that we provide this opinion in connection with the registration of up to US$1,000,000,000 of Floating Rate Senior Notes due 2012, US$875,000,000 of 8 1/4% Senior Notes due 2013 and $675,000,000 of 8 5/8% Senior Notes due 2015 (together, the “New Notes”) and the guarantees related thereto (the “New Guarantees”) of the Bermuda Guarantors, such New Notes to be issued in exchange for an equal principal amount of the Company’s outstanding Floating Rate Senior Notes due 2012, 8 1/4 Senior Notes due 2012 and 8 5/8% Senior Notes due 2015 (collectively, the “Existing Notes”) and the existing guarantees related thereto pursuant to the terms of the Indenture, the Registration Rights Agreement, the Offering Memorandum and the Registration Statement.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”), together with such other documentation, as we have considered requisite to this opinion.

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Tax Assurances;

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein; and

(g)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by all the Directors of the Company as unanimous written resolutions of the Board and that there is no matter affecting the authority of the Directors to issue the New Notes, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein.

Opinion

1.

Each of the Company and the Bermuda Guarantors has received an assurance from the Ministry of Finance of Bermuda granting an exemption, until 28 March 2016, from the imposition of tax under any applicable Bermuda law computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, provided that such exemption shall not prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda and shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to land in Bermuda leased to it. There are, except as otherwise provided in this opinion, no Bermuda taxes, stamp or documentary taxes, duties or similar charges now due, or which could in the future become due, in connection with the issue of the New Notes and neither the Company nor any of the Bermuda Guarantors is required by any Bermuda law or regulation to make any deductions or withholdings in Bermuda from any payment it may make in respect of the New Notes.

2.	The statements in the Registration Statement, as referred to in the section entitled “Taxation” under the sub-heading “Bermuda” insofar as they purport to describe the provisions of the laws of Bermuda referred to therein, are accurate and correct in all material respects.

Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

Disclosure

This opinion has been prepared for your use in connection with the Registration Statement. For this purpose, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended. Further, this opinion speaks as of its date.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

APPLEBY SPURLING HUNTER

SCHEDULE 1

1.	A copy of the executed Indenture dated as of 28th January 2005 among Zeus Merger Two as Issuer, the Guarantors named therein and Wells Fargo Bank, National Association as Trustee (“Wells Fargo”) as amended by the Documents listed at paragraphs 2, 3 and 4 below (the “Indenture”).

2.	A copy of the executed supplemental indenture between Intelsat (Bermuda), Ltd., Wells Fargo and others dated 3 March 2005.

3.	A copy of the executed second supplemental indenture between the Bermuda Guarantors, the Company, Wells Fargo and others dated 3 March 2005.

4.	A copy of the executed third supplemental indenture between Intelsat (Bermuda), Ltd., the Company and Wells Fargo dated 3 March 2005.

5.	A copy of the executed Registration Rights Agreement dated as of 28th January 2005, among Zeus Merger Two Limited, the Guarantors named therein as Issuers, Deutsche Bank Securities Inc., Credit Suisse First Boston LLC and Lehman Brothers Inc. as representatives of the initial purchasers named in Schedule II thereto (the “Registration Rights Agreement”).

6.	A copy of the Offering Memorandum, issued by Zeus Merger Two Limited dated January 24, 2005 issued in connection with the offering of the Existing Notes (the “Offering Memorandum”).

7.	A copy of the Registration Statement on Form S-4 to be issued by the Company in connection with the issue of the New Notes and the New Guarantees.

8.	A copy of the form of the New Notes as set out in Exhibits D, E and F to the Indenture.

9.	A copy of the unanimous written resolutions of the Board of Directors of the Zeus Merger Two Limited adopted 27th January 2005.

10.	A copy of the unanimous written resolutions of the Company and the Bermuda Guarantors dated 2 March 2005.

11.	Copies of the “Tax Assurances” issued by the Registrar of Companies for the Minister of Finance in relation to the Company dated 14 February 2005, in relation to Intelsat, Ltd. dated 3 September 2004 and 17 January 2000 and in relation to Intelsat (Bermuda), Ltd. dated 3 September 2004 and 12 February 2000 (the “Tax Assurances”).

12.	A copy of the “Foreign Exchange Letters”, in relation to the Company dated 2 February 2005, in relation to Intelsat, Ltd. dated 11 August 2004 and 6 December 2000 and in relation to Intelsat (Bermuda), Ltd. dated 11 August 2004 and 6 December 2000.

13.	Copies of the Certificate of Incorporation, Memorandum of Association and Bye-laws of each of the Company and the Bermuda Guarantors (the “Constitutional Documents”).